                                                                    Exhibit 99.1

[LETTERHEAD OF SIZZELER PROPERTY INVESTORS]
For additional information contact:
Thomas A. Masilla, Jr., Vice Chairman and President
504/471-6200
www.sizeler.net

             SIZELER PROPERTY INVESTORS, INC. REPORTS FIRST QUARTER
                             2003 OPERATING RESULTS

NEW ORLEANS, LOUISIANA--May 9, 2003-- Sizeler Property Investors, Inc. (NYSE:SIZ) today announced its operating results for the three-month period ended March 31, 2003.

For the three months ended March 31, 2003, basic funds from operations available to common shareholders totaled $2.8 million, compared to $3.9 million earned for the same period a year ago. On a per share basis, basic funds from operations available to common shareholders was $0.22 on weighted average shares outstanding of 13,084,000 for the three months of 2003, compared to $0.32 on weighted average shares outstanding of 12,236,000 for the same period in 2002.

Operating revenues totaled $13.2 million for the three months ended March 31, 2003, compared to $13.1 million earned a year ago. Operating costs were $5.1 million in 2003, compared to $4.4 million in 2002. The increase in operating costs was due primarily to increased insurance costs, real estate taxes and various other operating costs. Net operating income totaled $8.1 million for the quarter ended 2003, compared to $8.7 million in 2002.

Interest expense for the first quarter of 2003 decreased approximately $175,000, compared to the prior year's first quarter, while general and administrative costs increased approximately $435,000 due primarily to increased payroll costs and legal fees.

For the three months ended March 31, 2003, net income available to common shareholders was $92,000, compared to $1.2 million earned for the same period a year ago. On a per share basis, net income available to common shareholders was $0.01 for the three months of 2003, compared to $0.10 for the same period in 2002.

Retail Portfolio

For the three-month period ended March 31, 2003, the Company's retail properties accounted for approximately 56% of revenues and were 94% leased. Retail revenue for the three-month period ended March 31, 2003 totaled $7.4 million, compared to $7.1 million a year ago.

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Sizeler Property Investors, Inc.
May 9, 2003
Page 2 of 4

The Company's retail portfolio consists of fifteen properties containing approximately 2.6 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls, three power shopping centers and nine community shopping centers, located in Florida and Louisiana.

Apartment Portfolio
The Company's apartment properties accounted for approximately 44% of revenues for the three-month period ended March 31, 2003. Apartment properties were 91% leased at March 31, 2003. Revenues for the three-month period ended March 31, totaled $5.8 million in 2003 as compared to $6.0 million in 2002.

The apartment portfolio consists of sixteen properties- fourteen existing properties containing approximately 3,400 units, located in Florida, Alabama and Louisiana and two under construction in Florida and Louisiana which will contain in total 350 new units.

New Development

Construction is continuing on the Company's two new apartment communities: the second phase of its Governors Gate Apartment community located in Pensacola, Florida and Greenbrier Estates, which is located in proximity to the Company's North Shore Square Mall, located in Slidell, Louisiana. These two developments are expected to be completed and contributing to the Company's earnings later in 2003.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust
(REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties--sixteen in Louisiana, eleven in Florida and four in Alabama.

Funds From Operations Definition: Real estate industry analysts and the Company utilize the concept of funds from operations (FFO) as an important analytical measure of a Real Estate Investment Trust's financial performance. The Company considers FFO in evaluating its operating results, and its dividend policy is also based, in part, on the concept of FFO.

FFO is defined by the Company as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), certain non-recurring charges, plus depreciation on real estate assets and after adjustments for unconsolidated partnerships. FFO does not represent cash flows from operations as defined by GAAP, nor is it indicative that cash flows are adequate to fund all cash needs, including distributions to shareholders. FFO should not be considered as an alternative to net income as defined by GAAP or to cash flows as a measure of liquidity.

FFO available to common shareholders is calculated as described above, and after deducting the Company's quarterly preferred dividend. A reconciliation of net income to basic and diluted FFO available to common stock shareholders is presented below:

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Sizeler Property Investors, Inc.
May 9, 2003
Page 3 of 4

                                                             Quarter Ended March 31
                                                             ----------------------
                                                        2003                        2002
                                                        ----                        ----
                                                 Dollars      Shares        Dollars      Shares
                                                ----------  ----------     ---------   ----------
Net income                                      $     297   13,084,000     $   1,191   12,236,000
  Additions:
     Depreciation                                   2,885                      2,823
     Partnership depreciation                           8                          9
  Deductions:
     Minority depreciation                             14                         14
     Preferred dividends                              205                        ---
     Amortization costs                               156                        149
                                                ---------   ----------     ---------   ----------
Funds from operations - available
     to common shareholders                     $   2,815   13,084,000     $   3,860   12,236,000

Interest on convertible debentures                  1,274                      1,238
Amortization of debenture
     issuance costs                                    64                         61
                                                ---------   ----------     ---------   ----------
Funds from operations - available
     to common shareholders - diluted           $   4,153   18,230,000     $   5,159   17,073,000
                                                =========   ==========     =========   ==========

Net Operating Income Definition: Net Operating Income (NOI) is another measurement of financial performance utilized by the Company, and is based on the operating revenues and operating expenses directly associated with the operations of the real estate properties (excluding corporate general and administrative expenses, depreciation and amortization and interest expense).

                                 www.sizeler.net

*        *        *        *        *       *        *        *        *       *

Forward-Looking Statements
This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company's properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company's properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (k) increases in interest rates; (l) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (m) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

                                  - Continued -

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Sizeler Property Investors, Inc.
May 9, 2003
Page 4 of 4

                             SELECTED FINANCIAL DATA
                                   (unaudited)

                                                                                   Quarter Ended March 31
                                                                           ------------------------------------
                                                                                 2003                 2002
                                                                           ---------------      ---------------
Funds from operations available to common shareholders                     $     2,815,000      $     3,860,000

Diluted funds from operations available to common shareholders /1/         $     4,153,000      $     5,159,000

Net income                                                                 $       297,000      $     1,191,000

Net income allocation

Allocable to preferred shareholders                                        $       205,000      $           ---

Allocable to common shareholders                                           $        92,000      $     1,191,000
                                                                           ---------------      ---------------
Net income                                                                 $       297,000      $     1,191,000
                                                                           ===============      ===============
Per share:
     Basic funds from operations available to common shareholders          $          0.22      $          0.32

     Diluted funds from operations available to common shareholders /1/    $          0.23      $          0.30

     Net income available to common shareholders                           $          0.01      $          0.10

Weighted average shares outstanding                                             13,084,000           12,236,000

Operating revenue                                                          $    13,172,000      $    13,135,000

Net operating income                                                       $     8,113,000      $     8,685,000

Interest expense                                                           $     3,131,000      $     3,306,000

Depreciation and amortization                                              $     2,885,000      $     2,823,000

Dividends paid                                                             $     3,213,000      $     2,802,000

                                                                                         March 31
                                                                           ------------------------------------
                                                                                 2003                 2002
                                                                           ---------------      ---------------
     Real estate investments at cost                                       $   374,166,000      $   351,547,000
     Total assets                                                          $   292,473,000      $   278,756,000
     Notes payable to banks                                                $    18,649,000      $     2,204,000
     Convertible subordinated debentures                                   $    56,599,000      $    61,878,000
     Total liabilities                                                     $   192,995,000      $   178,974,000
     Shareholders' equity                                                  $    99,478,000      $    99,782,000

/1/ A hypothetical calculation of diluted FFO has been made reflecting the potential dilution that could occur if the Company's convertible subordinated debentures, maturing in 2009, were to convert into common stock and then participate in the earnings of the Company. The conversion price for the Company's convertible subordinated debentures is $11.00 per share, which is significantly above the current market price. The hypothetical calculation for the quarter ended March 31, 2003 is antidilutive.

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